CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Zhongpin Inc.

We hereby consent to the use of our report dated March 24, 2008, with respect to the consolidated balance sheets of Zhongpin Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, in Amendment No. 1 to the Form S-3 Registration Statement on Form S-1 (File No. 333-151136) to be filed on or about June 17, 2008. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ Child, Van Wagoner & Bradshaw, PLLC

CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
June 17, 2008